Exhibit 10.6

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this “Amendment”) is made as of the 14th day of May, 2008, by and between ImmunoCellular Therapeutics, Ltd., a Delaware corporation (the “Corporation”), and Dr. Manish Singh (hereinafter called “Executive”).

W I T N E S S E T H:

WHEREAS, the Corporation and Executive previously entered into an Employment Agreement, dated as of February 18, 2008 (the “Employment Agreement”);

WHEREAS, the Corporation and Executive wish to amend the Employment Agreement to provide that the Executive’s salary would be paid on the same payroll cycle as the other employees of the Corporation;

WHEREAS, the Employment Agreement provided that the stock option to purchase 600,000 shares of the Corporation’s common stock granted to Executive by the Corporation pursuant to the Employment Agreement would be cancelled in full if the Corporation’s shareholders did not approve an increase in the number of authorized shares covered by the Corporation’s 2006 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Corporation and Executive wish to amend the Employment Agreement to provide that a portion of Executive’s stock option shall not be subject to cancellation in the event the authorized number of shares covered by the Plan is not increased;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Amendment to Compensation Payment. The first paragraph of Section 4.1 of the Employment Agreement is hereby amended to read in full as follows:

“4.1 The Corporation will pay to Executive as compensation for his services hereunder an initial base salary of $200,000 per annum, payable in equal installments in accordance with the Corporation’s payroll cycle established for the Corporation’s employees. In addition, the Board of Directors of the Corporation shall annually review Executive’s performance and base salary to determine whether an increase in the amount thereof is warranted.

2. Amendment to Stock Option. The first paragraph of Section 4.3 of the Employment Agreement is hereby amended to read in full as follows:

“4.3 The Corporation shall grant the Executive on February 18, 2008 under the Corporation’s 2006 Equity Incentive Plan (the “Plan”) a nonqualified stock option to purchase 600,000 shares of the Corporation’s common stock having an exercise price per share equal to $1.00 and having a term of seven years from the date of grant. Of the shares included in this option, 327,972 are subject to cancellation in the event of, and may not be exercised unless and until, the Corporation’s shareholders approve an increase in the authorized number of shares of the Corporation’s common stock covered by the Plan to at least 1,850,000 shares. The remaining 272,028 shares included in the option are not subject to cancellation in the event the authorized number of shares covered by the Plan is not increased for any reason and such shares may be exercised at any time once such shares have vested. The option shall vest with respect to all 600,000 shares included in the option in twelve equal monthly installments over the twelve month period from and immediately following the Commencement Date.”

3. Agreement Continues in Force. Subject to the amendment set forth in Sections 1 and 2 of this Amendment, all of the provisions of the Employment Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Employment Agreement to be duly executed as of the date first above set forth.

IMMUNOCELLULAR THERAPEUTICS, LTD.		EXECUTIVE:

By:	/s/ C. Kirk Peacock	/s/ Manish Singh
	C. Kirk Peacock	Dr. Manish Singh
Its:	Chief Financial Officer

2